EXHIBIT 99.1

15 West 6th Street, Suite, 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM UPDATES FOURTH-QUARTER 2014 PRODUCTION GUIDANCE
TULSA, OK - December 1, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “Company”), today announced updates on guidance for fourth-quarter 2014 production and horizontal well completions, fourth-quarter 2014 hedges and its potential transaction and investor meeting.
Production Guidance
Laredo today increased fourth-quarter 2014 production guidance to 3.4 to 3.6 million barrels of oil equivalent (“MMBOE”) from the previously announced guidance of 3.2 to 3.5 MMBOE. Production volumes have been positively impacted by the progress the Company has made in completion operations to reduce horizontal well completion backlog and cycle time. Laredo now expects to complete 15 horizontal wells that will achieve a full month of peak production in the fourth quarter, an increase from the previously announced guidance of 12.
Fourth-Quarter 2014 Hedges
At December 1, 2014, the Company has hedges in place for the fourth quarter of 2014 for 1,557,499 barrels of oil at a weighted-average floor price of $89.45 per barrel, representing approximately 75% of anticipated oil production for the fourth quarter of 2014. Additionally, the Company has natural gas hedges in place for the fourth quarter of 2014 for 5,482,000 million British thermal units (“MMBtu”) of natural gas at a weighted-average floor price of $3.66 per MMBtu. Laredo produces liquids-rich natural gas with a heat content of approximately 1,311 MMBtu per million cubic feet and designs the Company’s hedging program accordingly. Adjusting for this conversion, the Company’s natural gas hedges in place for the fourth quarter of 2014 are comparable to approximately 4,181,540 thousand cubic feet (“Mcf”) of natural gas at a weighted-average floor price of $4.80 per Mcf, representing approximately 45% of anticipated natural gas production for the fourth quarter of 2014.
Potential Transaction and Investor Meeting Update
As announced in the Company’s third-quarter 2014 earnings press release, Laredo has engaged an adviser to assist with structuring potential transaction opportunities involving a portion on the Company’s northern Permian-Garden City proved and unproved oil and natural gas properties. Discussions with potential counter-parties are ongoing, though no conclusions on potential transaction viability, size, structure or timing have been made. Due to these discussions and the associated impact on the Company’s plans for 2015, Laredo will reschedule the Company’s investor meeting, previously planned for December 8, 2014, for early 2015.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release (and oral statements made regarding the subjects of this release), contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including statements as to the expected timing, completion and effects of any proposed transactions are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the period ended September 30, 2014, and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.
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Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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